Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
The Providence Service Corporation:

We consent to the incorporation by reference in the registration statement (Nos.  333-212888, 333-183339, 333-166978, 333-151079, 333-135126 and 333-145843) on Form S-8 and in the registration statement (No. 333-224798) on Form S-1 of The Providence Service Corporation and subsidiaries (the “Company”) of our reports dated March 1, 2019, with respect to the consolidated balance sheets of the Company as of December 31, 2018 and 2017, the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes and financial statement schedule II (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2018, which reports appear in the December 31, 2018 annual report on Form 10‑K of the Company.
Our report on the consolidated financial statements refers to a change in the method of accounting for revenues and related costs in 2018 due to the adoption of Accounting Standard Codification Topic 606, Revenue from Contracts with Customers.
Our report on the effectiveness of internal control over financial reporting as of December 31, 2018, contains an explanatory paragraph which states that the Company acquired Circulation, Inc. (“Circulation”) during 2018, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2018, Circulation’s internal control over financial reporting associated with total assets of $6.1 million (which excludes acquired goodwill and intangible assets) and total revenues of $2.2 million included in the consolidated financial statements of the Company as of and for the year ended December 31, 2018. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Circulation.

/s/ KPMG LLP

Stamford, Connecticut
March 1, 2019